CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 25, 2019, accompanying the financial statements of Quality Municipal Income Trust, 20+ Year Series 189 (included in Invesco Unit Trusts, Municipal Series 1233) as of June 30, 2019, and for each of the three years in the period ended June 30, 2019, and the financial highlights for the period from July 15, 2015 (date of deposit) through June 30, 2016 and for each of the three years in the period ended June 30, 2019, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-201969) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 25, 2019